EXHIBIT E

FORMS OF LETTERS FROM THE FUND TO SHAREHOLDERS IN CONNECTION WITH ACCEPTANCE OF OFFERS OF TENDER

[______ __, 20__]

Dear Shareholder:

FT Vest Total Return Income Fund: Series B3 (the “Fund”) has received and accepted for purchase your tender of all or some of your Shares of beneficial interest in the Fund (your “Shares”).

A cash payment in the amount of the value of the purchased Shares based on the unaudited value of the Fund as of December 31, 2026, will be wire transferred to the account designated by you in your Letter of Transmittal within approximately 5 business days after the Valuation Date, unless the repurchase date of the Shares in the Fund has changed; provided that, if you tendered only a portion of your Shares, and the remaining portion of your Shares would be less than the required minimum account balance of $25,000 (except as a result of pro ration), the Fund’s Board of Trustees reserves the right to reduce the amount to be repurchased from you so that the required minimum account balance is maintained or to repurchase the remainder of your Shares, in accordance with the terms of the special tender offer.

If you are tendering only a portion of your account, you remain a Shareholder of the Fund with respect to the portion of the Shares that you did not tender.

Should you have any questions, please feel free to contact the Tender Offer Administrator at UMB Fund Services, Inc. at (877) 779-1999.

Sincerely,

FT Vest Total Return Income Fund: Series B3

[______ __, 20__]

Dear Shareholder:

Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of your Shares in FT Vest Total Return Income Fund: Series B3 (the “Fund”).

A cash payment in the amount of the value of the purchased Shares based on the unaudited value of the Fund as of December 31, 2026 has been wire transferred to the account designated by you in your Letter of Transmittal.

Should you have any questions, please feel free to contact the Tender Offer Administrator at UMB Fund Services, Inc. at (877) 779-1999.

Sincerely,

FT Vest Total Return Income Fund: Series B3

Enclosure

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